Exhibit 10.01
LOEWS CORPORATION
DEFERRED COMPENSATION PLAN
amended and restated as of January 1, 2008

August 1, 2008

1.	PURPOSE
The purpose of the Loews Corporation Deferred Compensation Plan (the “Plan”) is to provide non-employee directors of Loews Corporation (the “Corporation”), select management employees of the Corporation and select management employees of certain of its Subsidiaries and Affiliates (hereinafter, with the Corporation, collectively referred to as the “Company”) as determined by the Administrative Committee for the Deferred Compensation Plan, an opportunity, in accordance with the terms and conditions set forth herein, to defer, on a non-qualified basis, compensation that would otherwise be payable currently.

2.	ADMINISTRATION
The Plan shall be administered by a committee (the “Administrative Committee for the Deferred Compensation Plan”, hereinafter referred to as the “Committee”) consisting of at least three members appointed by the Board of Directors of the Corporation (the “Board”). The Committee shall have the sole and complete authority to interpret the terms and provisions of the Plan, to adopt, alter or repeal such administrative rules, regulations or practices governing the operation of the Plan and make all other determinations as it shall from time to time deem necessary, advisable or appropriate. The decisions, actions, determinations and records of the Committee shall be conclusive and binding upon the Company and all persons having or claiming to have any right or interest in or under the Plan.  The Committee may appoint a person or persons to administer the Plan on a day-to-day basis.

3.	ELIGIBILITY
The Committee shall have the sole and absolute discretion to select those individuals who shall participate in the Plan (“Participants”) and shall determine the extent to which Participants can defer compensation.

4.	ELECTION TO DEFER
(a)
A Participant may elect to defer receipt of a portion of his/her compensation (as defined in Paragraph 10 hereunder) as (and to the extent) permitted by the Committee.  A Participant shall also elect the rate of interest to be applied to the deferral in accordance with the Company’s procedures with respect to such deferral.

(b)	The election by a Participant to defer compensation shall be made before the beginning of the calendar year in which such compensation is earned.

(c)
A Participant must make an election as to the amount deferred with respect to each calendar year of participation in the Plan. Amounts deferred under this Paragraph 4 shall be referred to as the “Deferred Amounts”. Election forms for Participants to defer compensation shall be provided by the Committee, and all such elections shall be made in writing on such forms.

(d)
All amounts deferred prior to January 1, 2005 together with any income earned thereon are deemed “grandfathered” pursuant to Section 409A of the Internal Revenue Code, as amended, the Treasury Regulations issued thereunder and all other applicable guidance (“Section 409A”), and shall be administered in accordance with the Plan in effect as of October 4, 2004, except that the notional interest rates earned on amounts deferred prior to January 1, 2005 shall be revised, if necessary, to comply with the proposed Treasury regulations issued under Section 409A.

All Participants shall receive an annual statement listing their deferred compensation by year of election together with all respective interest income earned thereon.

5.	ESTABLISHMENT OF DEFERRED COMPENSATION ACCOUNT
At the time of the Participant’s initial election to defer pursuant to Paragraph 4, the Company shall establish a memorandum account (a “Deferred Compensation Account”) for each participant on its books. The Deferred Amount (as determined under the participant’s election form) shall be credited to the Participant’s Deferred Compensation Account as of the day that the compensation would otherwise have been paid to the Participant.

6.	ADDITIONS TO DEFERRED AMOUNTS
Amounts equivalent to interest (“Interest”) shall be credited to a Participant’s Deferred Compensation Account at the end of each calendar year based on the average balance (including Deferred Amounts and prior interest credits) in the Participant’s Account for such year. Interest for any calendar year shall be computed at a rate equal to the Constant Maturity Treasuries plus twenty-five basis points as reported in the Federal Reserve Bank H15 Report as of the first business day of November of the prior year, with the following one exception that is applicable only for the 2006 deferral:

The rate for a 30-year period shall be the rate for a 20-year Constant Maturity Treasury with a linear extrapolation factor for 10 years as reported in the Federal Reserve Bank H15 Report as of the first business day of November of the prior year.

A Deferred Compensation Account that is paid out prior to the last day of a calendar year shall be credited with Interest for a partial year ending with the date of payout based on the average balance in the Participant’s Account for such partial year.

7.	PAYMENT OF DEFERRED AMOUNTS
Distributions of a Participant’s Deferred Compensation Account shall be made within ninety (90) days following the earliest to occur of (i) a fixed date elected by the Participant in accordance with Paragraph 4 that is at least 3 years following the date on which the compensation would have been paid to the Participant if the Participant did not elect to defer it hereunder, or if sooner, the Participant’s termination of service from the Company, or (ii) any of the events described in Subparagraph (b) below.

(a)	The Participant shall elect, in his/her election to defer, that his/her Deferred Compensation Account be paid either:

(i)	in a lump sum; or

(ii)
in a series of annual installment payments (each as nearly equal as possible), the number of which cannot exceed fifteen, as the Participant shall elect under rules established by the Committee. Each series shall be designated as a separate payment.

Notwithstanding the foregoing, (I) except as provided in Subparagraphs (b)(i) and (b)(ii) below, and (II) in the absence of an election by a Participant, all distributions shall be made in the form of a lump sum payment.

(b)
(i) In the event of the Participant’s death or Disability (as defined below), payment of the balance in the Participant’s Deferred Compensation Account shall be made or commence as elected by the Participant in the election to defer, to the Participant’s designated beneficiary or if none, to the Participant’s estate, in the case of death, or to the Participant, in the case of Disability within ninety (90) days of the determination of a Participant’s Disability or death;

(ii) In the event of the Participant’s termination of service from the Company for Retirement (as defined below), or the End of Service as a Non-Employee Director (defined below), payment of the balance in the Participant’s Deferred Compensation Account shall be made or commence as elected by the Participant in the election to defer within ninety (90) days of the Participant’s Retirement or End of Service as a Director; and

(iii) In the event of the Participant’s termination of service from the Company for any reason other than death, Retirement or the End of Service as a Non-Employee Director, payment of the balance in the Participant’s Deferred Compensation Account shall be made in a lump sum within ninety (90) days of the Participant’s termination of service from the Company, notwithstanding the Participant’s election to the contrary.

If the Participant is a Specified Employee (as defined below), all payments to be made pursuant to Subparagraph (b)(ii) and (b)(iii) above, to the extent necessary to comply with Section 409A, shall be paid or commence on the first of the month following six (6) months subsequent to the designated event in (ii) and (iii) (the “Specified Employee Payment Date”).  Within thirty (30) days following the Specified Employee Payment Date, each Specified Employee who has elected to receive his/her benefit in a series of annual installment payments, and whose benefit has been delayed, shall receive a lump sum cash payment in an amount equal to the amount of the delayed installment payment(s) such Participant would have otherwise received prior to the Specified Employee Payment Date plus applicable interest at the most recent H15 short-term rate, compounded annually.

(c)
Anything contained in this Paragraph 7 to the contrary notwithstanding, in the event a Participant incurs an Unforeseeable Emergency (as defined below), the Committee, upon written application of such Participant, shall direct immediate payment of all or a portion of the then current value of such Participant’s Deferred Compensation Account. The amount of the distribution shall be limited to the amount needed to satisfy the emergency plus federal, state, local or foreign income taxes reasonably anticipated to be owed by the Participant as a result of the distribution. Such distributions shall not be allowed to the extent that the hardship may be relieved through reimbursement or compensation by insurance or otherwise, or by liquidation of the Participant’s assets (to the extent such liquidation would not itself cause a severe financial hardship).  The Committee shall determine, in accordance with Section 409A whether the Participant has incurred an Unforeseeable Emergency and the amount needed to satisfy such emergency.

(d)
For deferrals on or after January 1, 2005, a Participant may make a new election as to the time and/or form of payment at any time with respect to prior deferrals, provided, that; (1) such election shall not take effect until at least 12 months after the date on which such election is made; (2) the first payment with respect to which such election is made is deferred for a period of not less than 5 years; and, (3) such election shall not be made less than 12 months prior to the date of the first scheduled payment.

8.	TRANSFERABILITY OF INTERESTS
Except for the right of a Participant to designate a beneficiary as hereinabove provided, a Participant, or beneficiary’s rights and interests may not be anticipated, alienated, assigned, pledged, transferred or otherwise encumbered.

9.	AMENDMENT, SUSPENSION AND TERMINATION
The Corporation, in its sole and absolute discretion, at any time may amend, suspend or terminate the Plan or any portion thereof to the extent permitted under Section 409A.  No such amendment, suspension or termination shall alter or impair the rights of a Participant with respect to then Deferred Amounts.

10.	DEFINITIONS
(a)	The term “Affiliate” means any corporation or other entity which is not a Subsidiary but as to which the Corporation or a Subsidiary possesses a direct or indirect ownership interest.

(b)	The term “Compensation” shall mean:

(i)	base salary for employees; and,

(ii)	cash retainer and meeting fees for non-employee directors of the Corporation.

(c)
The term “Disability” shall mean that the Participant is, on account of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, either (i) unable to engage in any substantial gainful activity,

(ii)	is eligible to receive disability benefits from the Social Security Administration, or (iii) otherwise considered “disabled” pursuant to Section 409A.

(d)	The term “End of Service as a Non-Employee Director” shall mean a non-employee director’s separation from service.

(e)
The term “Retirement” shall mean a termination of employment occurring on or after the first to occur of attainment of (a) age fifty-five (55) with twenty (20) years of service, or (b) age sixty (60) with ten (10) years of service.  For this purpose, service of the Participant with the Company, its Subsidiaries and any corporation or other entity that is the successor of the Company shall be deemed service with the Company.

(f)
The term “Specified Employee” means one of the top fifty (50) highest compensated employees of the Corporation and its controlled group determined pursuant to the Corporation’s procedures and consistent with Section 409A and the regulations promulgated thereunder.

(g)	The term “Subsidiary” shall mean any corporation or other entity eighty percent (80%) or more of the voting stock or ownership interest of which is owned directly or indirectly by the Corporation.

(h)
The term “Unforeseeable Emergency” means, with respect to a Participant, a severe financial hardship resulting from: (1) an illness or accident of the Participant, the Participant’s spouse, or a dependent; (2) loss of the Participant’s property due to casualty; or (3) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, in each case as permitted pursuant to Section 409A.

11.	UNFUNDED OBLIGATION
No assets of the Company have been set aside to provide for the payment of the Deferred Amounts. Assets of the Company are subject to the claims of the Company’s general creditors. The Plan is intended to be, and shall be operated and administered to be, a plan which is unfunded and which is maintained primarily for the purpose of providing deferred compensation for a selected group of non-employee directors and management employees. The Company shall make no provision for the funding or insuring of Deferred Amounts that would cause the Plan to be (i) a “funded” plan for purposes of Section 404(a)(5) of the Internal Revenue Code of 1986, as amended or Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or (ii) other than an “unfunded and unsecured promise to pay money or property in the future” under Treasury Regulations Sections 1.83-3(e). A Participant and his/her beneficiary shall be treated as a general unsecured creditor of the Company at all times under this Plan, except as otherwise provided under applicable state law.

12.	NO RIGHT TO EMPLOYMENT, TO RENDER SERVICES, OR OTHER BENEFITS
This Plan shall not constitute a contract of employment, nor an arrangement to render services, between the Company and the Participant, and nothing contained herein shall be construed as conferring upon any Participant the right to continue in the employ of, nor the right to continue to render services to, the Company.

Any compensation deferred and any benefits paid under this Plan shall be disregarded in computing benefits under any employee benefit plan of the Company, except to the extent expressly provided for in such employee benefit plans; and, further provided that any benefit which would have been payable to Participants under the “Retirement Plan for Employees of Loews Corporation” had compensation deferred under this Plan been included in Compensation (for Retirement Plan purposes) in the calendar year in which it would have been so included had it not been deferred hereunder, shall be paid under the “Benefit Equalization Plan”.

13.	EFFECTIVE DATE
The Plan, as amended and restated, shall be effective January 1, 2008.

14.	GOVERNING LAW
The Plan shall be governed by the laws of the State of New York without reference to the principles of conflict of laws.

15.	COMPLIANCE WITH SECTION 409A
The Plan, with respect to all amounts deferred subsequent to December 31, 2004 is intended to comply with the applicable provisions of Section 409A and shall be administered in accordance with Section 409A to the extent Section 409A applies to the Plan.  Accordingly, the Plan shall be construed in a manner consistent with those provisions and may, at any time, be amended in the manner and to the extent determined necessary or desirable by the Company to reflect or otherwise facilitate compliance with such provisions with respect to amounts deferred on or after January 1, 2005. There are rights and benefits that existed under the Plan as of October 3, 2004 that are deemed to be “grandfathered” pursuant to Section 409A.  Notwithstanding any other provision of this Plan to the contrary, to the extent required by Section 409A, any payment otherwise due to a Participant upon his/her termination of employment or service with the Company shall not be made until and unless such termination of employment or service constitutes a “separation from service,” as such term is defined under Section 409A.  This provision shall have no effect on payments otherwise due or payable to the Participant or on his/her behalf, which are not on account of his/her termination of employment with the Company, including as a result of death.

16.	CLAIMS PROCEDURE
Any application for benefits, inquiries about the Plan or inquiries about present or future rights under the Plan must be submitted in writing to the person or persons selected by the Administrator (which may be the Administrator) (such person or persons, “Claims Administrator”), as follows:

(a)
In the event that any application for benefits is denied in whole or in part, the Claims Administrator must notify the applicant, in written or electronic format, of the denial of the application, and of the applicant’s right to review the denial.  The notice of denial shall be set forth in a manner designed to be understood by the applicant, and shall include specific reasons for the denial, specific references to the Plan provision upon which the denial is based, a description of any information or material that the Claims Administrator needs to complete the review, and an explanation of the Plan’s review procedure.

(b)
This notice shall be given to the applicant within ninety (90) days after the Claims Administrator receives the application, unless special circumstances require an extension of time, in which case, the Claims Administrator has up to an additional ninety (90) days for processing the application.  If an extension of time for processing is required, written or electronic notice of the extension shall be furnished to the applicant before the end of the initial ninety (90)-day period.

(c)
This notice of extension shall describe the special circumstances necessitating the additional time and the date by which the Claims Administrator is to render his/her decision on the application. The applicant shall then be permitted to appeal the denial in accordance with the Review Procedure described below.

(d)
Request for a Review.  Any person (or that person’s authorized representative) for whom an application for benefits is denied, in whole or in part, may appeal the denial by submitting a request for a review to the Claims Administrator within 60 days after the application is denied.  The Claims Administrator shall give the applicant (or his/her representative) a reasonable opportunity for a full and fair review of a claim and adverse benefit determination, including:  (i) the opportunity to submit written comments, documents, records and other information relating to the claim for benefits; (ii) the provision, upon request and free of charge, of reasonable access to and copies of, all documents, records and other information relevant to the claimant’s claim for benefits, and (iii) a review that takes into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.  A request for a review shall be in writing and shall be addressed to:

Director, Employee Benefits
Loews Corporation
655 Madison Avenue
New York, NY 10065

(e)
A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the applicant feels are pertinent.  The Claims Administrator may require the applicant to submit additional facts, documents or other material as he or she may find necessary or appropriate in making his/her review.

(f)
Decision on Review.  The Claims Administrator shall act on each request for review within sixty (60) days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional sixty (60) days), for processing the request for a review.  If an extension for review is required, written or electronic notice of the extension shall be furnished to the applicant within the initial sixty (60)-day period.  The Claims Administrator shall give prompt, written or electronic notice of his/her decision to the applicant.  In the event that the Claims Administrator confirms the denial of the application for benefits in whole or in part, the notice shall outline, in a manner calculated to be understood by the applicant: (i) the specific reason or reasons for the adverse determination, (ii) the specific Plan provisions upon which the decision is based, (iii) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary, (iv) a description of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.

(g)
Rules and Procedures.  The Claims Administrator may establish rules and procedures, consistent with the Plan and with ERISA, as necessary and appropriate in carrying out his/her responsibilities in reviewing benefit claims.  The Claims Administrator may require an applicant who wishes to submit additional information in connection with an appeal from the denial of benefits to do so at the applicant’s own expense.

(h)
Exhaustion of Remedies.  No legal action for benefits under the Plan may be brought until the applicant (i) has submitted a written application for benefits in accordance with the procedures described by paragraph 16(a) above, (ii) has been notified by the Claims Administrator that the application is denied, (iii) has filed a written request for a review of the application in accordance with the appeal procedure described in paragraph 16(d) above, and (iv) has been notified in writing or electronically that the Claims Administrator has denied the appeal.